EXHIBIT 1

JOINT FILING AGREEMENT

By this Agreement, the undersigned agree that this Statement on Schedule 13G being filed on or about this date, and any subsequent amendments thereto filed by any of us, with respect to the securities of iShares Inc. – MCSI Sweden Index Fund (EWD) is being filed on behalf of each of us.

January 31, 2013

Psagot Investment House Ltd. /s/ Lilach Geva Harel —————————————— By: Lilach Geva Harel* Title: Senior Vice President /s/ Shlomo Pasha —————————————— By: Shlomo Pasha* Title: Chief Financial Officer

Psagot Securities Ltd. /s/ Adi Barkan —————————————— By: Adi Barkan* Title: Operation VP /s/ Tamir Ferder —————————————— By: Tamir Ferder* Title: VP of Investments

* Signature duly authorized by resolution of the Board of Directors.